WELLS FARGO

Wells Fargo Bank, N.A.
625 Marquette Avenue
11th Floor
MAC N9311-110
Minneapolis, MN 55402

wellsfargo.com

September 14, 2010

NOTICE TO HOLDERS OF
KH FUNDING COMPANY
SERIES 3 SENIOR SECURED INVESTMENT DEBT SECURITIES

NOTE: THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE REGISTERED AND BENEFICIAL OWNERS OF THE SUBJECT SECURITIES. IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS, AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE-TRANSMITTAL TO BENEFICIAL OWNERS OF THE SECURITIES IN A TIMELY MANNER.

In previous notices to Holders, Wells Fargo Bank, National Association, as successor by merger to Wells Fargo Bank Minnesota, National Association, as trustee (in such capacity, the "Indenture Trustee") under that certain Indenture, dated as of August 2, 2004, as amended and supplemented, by and between KH Funding Company (the "Company"), and the Indenture Trustee (the "Indenture"), indicated it would provide Holders with updates relating to the Events of Default under the Indenture and the repayment of the above referenced debt securities (the "Securities"). All capitalized terms used but not defined herein have the respective meanings given to them in the Indenture.

As previously reported, the Indenture Trustee has engaged a financial consultant to review the Company's finances as they relate to the repayment of the Securities and the various scenarios being explored by the Company. The Indenture Trustee and its consultant have had a number of conversations with the Company and its own consultant and have requested financial information from the Company. Most recently, the Indenture Trustee requested that the Company consider, among the other options it is considering, exploring and consummating a bulk sale of certain assets of the Company as a means of maximizing recovery to Holders. In response, the Company has retained Gray & Associates, LLC ("Gray") to assist the Company with exploring the feasibility of and, if appropriate, seeking buyers for and consummating such a bulk sale. There can be no assurance that the Company and Gray will conclude that a bulk sale is in the best interest of Holders or, if they do reach such a conclusion, that the Company and Gray will find a buyer for the assets or a buyer that is willing to pay an acceptable price for the assets. Thus, there can be no assurance that the Company will actually sell any of its assets as a result of this process. The Indenture Trustee has encouraged the Company to expeditiously continue to pursue this and other alternatives. We will, of course, provide further updates as appropriate. In addition, pursuant to certain Deposit Account Control Agreements, the Indenture Trustee continues to exercise control over some Company accounts, although management of the Company's business and affairs remains with the Company's officers and directors.

Holders are reminded to consult the Indenture for further details of their rights and remedies with respect to the Securities, including, but not limited to, their right to communicate with other Holders and their right to direct the Indenture Trustee to take certain actions, in each case subject to limitations set forth in the Indenture.

If you have any questions regarding this matter, please contact Mildred Quinones-Holmes, of Thompson Hine, LLP, counsel to the Indenture Trustee, at Mildred.Quinones-Holmes@thompsonhine.com.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Indenture Trustee